UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 5, 2014

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-35761	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.
On September 5, 2014, United Insurance Holdings Corp. (the Company) entered into a purchase and sale agreement (the Agreement) to acquire a commercial office building and associated property (the Office Building) located at 800 2nd Avenue South, St. Petersburg, FL. The seller of the property is AAA Auto Club South, Inc., a Florida non-profit corporation, formerly known as Peninsula Motor Club, Inc. (the Seller). The Seller has no material relationship with the Company.
Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition of the Office Building is subject to customary closing conditions. The Agreement contains customary representations and warranties by the Seller. Although the Company believes that the acquisition of the Office Building is probable, there can be no assurance that the acquisition of the Office Building will be consummated.
The contract purchase price for the Office Building is $3.6 million, exclusive of closing costs. The Company has made a $100,000 million refundable deposit. The Company intends to fund the purchase price with cash on hand, without the addition of external debt or other financing.
The Office Building contains approximately 40,000 square feet of existing office space. The consummation of the purchase is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on the purchase, there are circumstances under which it may have the deposit refunded.
Item 9.01: Financial Statements and Exhibits.
The following document is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Purchase and Sale Agreement, dated September 5, 2014, between AAA Auto Club South, Inc. and United Insurance Holdings Corp.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ Brad Martz
Name:     Brad Martz
Title:     Chief Financial Officer
(principal financial officer)

Date: September 11, 2014